EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of the 14th day of March, 2007 (the “Effective Date”), between Cadence Bank, N.A., a national bank (the “Bank”), and Richard T. Haston (the “Employee”).

WHEREAS, the Bank is engaged in the business of commercial banking;

WHEREAS, the Employee is experienced in commercial banking; and

WHEREAS, the Bank desires to employ the Employee and the Employee desires to accept employment on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, and intending to be legally bound, the parties hereby agree as follows:

1.	EMPLOYMENT AND DUTIES

1.1	Employment. The Bank agrees to employ the Employee, and the Employee agrees to be employed by the Bank, for the Employment Term (as defined herein), subject to the terms and conditions set forth herein.

1.2	Office. The Employee shall have the title of Executive Vice President and Chief Financial Officer of the Bank, or any other title as shall be determined by the Board of Directors of the Bank or its designee (“Board”). The Employee shall report generally to the Chief Executive Officer of the Bank or such other persons as designated by the Board.

1.3	Duties. Employee agrees to perform diligently and to the best of his ability the duties and services appertaining to any such office and such other duties as may be assigned to him from time to time by the Board. The Employee’s duties and responsibilities shall include such duties as are the type and nature normally assigned to similar senior officers of a financial institution of the size, type and stature of the Bank. Specifically, the Employee shall assume responsibilities as Executive Vice President and Chief Financial Officer of the Bank.

1.4	Extent of Services. The Employee shall devote the Employee’s entire time and efforts to the Bank’s business and affairs, and shall not engage in any other business activity for remuneration or compensation without the Bank’s prior written consent. This restriction is not intended to apply to the Employee’s supervision of any investments which may currently exist or be entered into, so long as these investments do not interfere with the Employee’s services to be rendered or cause a breach of the restrictions set forth in Sections 4 and 5 of this Agreement.

2.	TERM AND TERMINATION OF EMPLOYMENT

2.1

Term. Subject to the terms of Section 2.2, the initial term shall commence on the Effective Date of this Agreement and shall continue for two years (“Initial Term”), and thereafter, at the election of the Bank and the Employee, renew for successive one year terms (such Initial Term and any renewal thereof being referred to herein as the “Employment Term”); provided, however, either party may terminate this Agreement, with or without cause as defined herein, at the expiration of the Initial Term or any one year renewal term thereafter, upon written notice given to the other party at least ninety (90) days prior to the expiration of any such initial or renewal term hereunder. In connection with the termination by the Bank or Employee at the expiration of the initial term or renewal term and if the Bank or Employee fail to enter into a new employment agreement, the Bank hereby agrees to pay to Employee one (1) times Base Compensation in addition to such notice period and Employee hereby agrees to continue to be bound and subject to Sections 4 and 5 of this Agreement for one year following the date of such separation. In the event of the resignation of Employee after the first year of the Initial Term (although not contractually permitted), the Bank hereby agrees to pay Employee twelve (12) months Base Compensation on a monthly basis after the effective date of such resignation and the Employee hereby agrees to be bound and subject to the Sections 4 and 5 of this Agreement.

2.2	Termination by the Bank or by Employee for Good Reason. Notwithstanding the provisions of Section 2.1, the Bank shall have the right to terminate the employment of Employee under this Agreement prior to the end of the Employment Term for any of the following reasons and subject to the following conditions:

2.2.1	Termination by the Bank for Cause. The Bank shall have the right to terminate this Agreement at any time for “cause.” The term “cause” shall mean:

(a)	A material breach of the terms of this Employment Agreement, including without limitation, failure by the Employee to perform his duties and responsibilities in the manner and to the extent required under this Agreement and/or failure to abide by the covenants set forth in Sections 4 and 5 herein, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Bank. Such notice shall (i) specifically identify the duties that the Board believes the Employee has failed to perform and (ii) state the facts upon which the Board made such determination;

(b)	Conduct by the Employee that amounts to fraud, dishonesty, willful misconduct, moral turpitude or other conduct reasonably expected to be detrimental to the Bank;

(c)	Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Employee during the term of this Agreement of a felony;

(d)	Conduct by the Employee that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e)	Conduct by the Employee that results in removal from his position as an officer or executive of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

The Bank reserves the right to put Employee on paid or unpaid administrative leave pending an investigation into allegations of the conduct described above. Otherwise, termination of the Employee’s employment under this Section 2.2.1 shall be deemed to occur immediately upon the Bank giving Employee written notice of termination.

2.2.2	Termination Without Cause by Bank or by Employee for Good Reason. The Bank is granted an option to terminate the Employee’s employment, without cause, upon 30 days prior written notice to the Employee. The Employee is granted an option to terminate the Employee’s Employment for “good reason,” upon 30 days prior written notice to the Bank. “Good reason” means that in connection with a Change of Control Event:

(a)	Employee’s Base Compensation in effect immediately prior to the change is significantly reduced or there is a significant reduction or termination of Employee’s rights to any employee or officer benefit plan in effect immediately prior to the Change of Control Event;

(b)	Employee’s authority, duties or responsibilities are significantly reduced from those duties performed by Employee immediately preceding the Change of Control Event or Employee has reasonably determined that, as a result of a change in circumstances that significantly affects his employment with the Company or its Affiliates, he is unable to exercise the authority, power, duties and responsibilities performed by Employee, as of such date;

(c)	Employee is required to be away from his office in the course of discharging his duties and responsibilities under this Agreement significantly more than was required prior to the Change of Control Event; or

(d)	Employee is required to transfer to an office or business location located more than 60 miles from the location he was assigned to prior to the Change of Control Event.

In the event of a termination under this Section 2.2.2, the Bank shall be required to pay the Employee a severance payment of two (2) times the Employee’s Base Compensation, as defined in Section 3.1 herein, and Employee continues to be bound and subject to Sections 4 and 5 of this Agreement.

2.3	Termination by Mutual Agreement. This Agreement can be terminated at any time upon mutual, written agreement of the parties.

2.4	Termination by Death. This Agreement will automatically terminate upon the death of the Employee.

2.5	Change of Control Events. A “Change of Control Event” means any of the following events:

(a)	Any merger, consolidation or share exchange that results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger consolidation; or

(b)	The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act)(a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 35% or more of either (A) the then-outstanding shares of Stock of the Company (the “Outstanding Company Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). However, for purposes of this subsection (iii), the following acquisitions shall not give rise to a Change of Control Event; (A) any acquisition directly from the Company (either as an issuer or seller of treasury stock), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, or (D) any acquisition by any corporation pursuant to a transaction that results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively;

(c)	any sale of all or substantially all of the assets of the Company; or

(d)	the complete liquidation of the Company.

If Employee is terminated by Bank within one year of a Change of Control Event or Employee’s responsibilities and compensation are materially diminished as a result of a Change of Control Event (“termination of Employee as a result of a Change of Control Event”), the Employee shall be paid by the Bank in lump sum in an amount equal to two (2) times Employee’s Base Compensation. The Company shall pay to Employee an amount equal to the product of (i) the total monthly premium for the level of coverage maintained by Employee under the Company’s group medical plan in the month immediately preceding his or her Termination Date, multiplied by (ii) 12. Such amount shall be paid to Employee in the form of a single-sum payment not later than 30 days after Employee’s Termination Date or retained by the Company and applied to offset the cost of any such premiums due after his Termination Date, in the discretion of the Company. Vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards made to Employee under the

2005 Long-Term Incentive Compensation Plan and such other long-term incentive plans which the Company or its Affiliates may adopt, from time to time. Employee shall be entitled to such additional benefits or rights as may be provided in the documents evidencing such plans or the terms of any agreement evidencing such grant or award.

2.6	Effect of Termination. Upon termination of the Employee’s employment hereunder for any reason or unless this Agreement provides for otherwise, the Bank shall have no further obligations to the Employee or the Employee’s estate with respect to this Agreement, except for the payment of Base Compensation and bonus amounts, if any, accrued pursuant to Article 3 hereof and unpaid as of the effective date of the termination of employment, as applicable. Nothing contained herein shall limit or impinge upon any other rights or remedies of the Bank or the Employee under any other agreement or plan to which the Employee is a party or of which the Employee is a beneficiary.

3.	COMPENSATION AND BENEFITS

3.1	Base Compensation. The Bank shall pay to the Employee as basic compensation the sum of $178,900.00 per annum as it may be adjusted from time to time (“Base Compensation”), payable at those intervals as the Bank shall pay other similarly situated employees.

3.2	Fringe Benefits. The Employee shall receive the standard package of fringe benefits as the Bank provides to other similarly situated executives. Fringe benefits intended to be included in this standard benefit package include but are not limited to medical and life insurance, vacations, and sick leave. All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices.

3.3	Bonus Program. The Bank agrees to maintain a bonus program applicable to Employee subject to the annual approval of the Board of Directors.

4.	BANK INFORMATION

4.1	Bank Information. “Bank Information” includes “confidential information” and “trade secrets.” “Confidential information” means data and information relating to the business of the Bank (which does not rise to the status of a trade secret, as defined herein) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship with the Bank and which has value to the Bank and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. “Trade secrets” means Bank information including, but not limited to technical or nontechnical data, strategic plans, business models, collateral data management systems, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertained by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

4.1.1	Ownership of Bank Information. All Bank Information received or developed by the Employee while employed by the Bank will remain the sole and exclusive property of the Bank.

4.1.2	Obligations of the Employee. The Employee agrees:

(a)	to hold Bank Information in the strictest confidence;

(b)	not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments of Bank Information; and

(c)	in any event, not to take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Bank Information or a Trade Secret.

In the event that the Employee is required by law to disclose any Bank Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 4 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

4.1.3	Delivery upon Request or Termination. Upon request by the Bank, and in any event upon termination of his employment with the Bank, the Employee will promptly deliver to the Bank all property belonging to the Bank, including without limitation, all Bank Information then in his possession or control.

5.	NON-COMPETE PROVISIONS

5.1	Non-Competition. The Employee agrees that during the Employment Term and for a period of twelve (12) months following the termination of his employment hereunder, he will not (except on behalf of or with the prior written consent of the Bank), within the geographic area within the boundaries of the county in which the Bank is located, as well as contiguous counties in each state (the “Area”), either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Bank (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the business of the Bank, which is commercial banking (“Business of the Bank”). It is the express intent of the parties that the Area as defined herein is the area where the Employee performs services on behalf of the Bank under this Agreement as of the Effective Date.

5.2	Non-Solicitation of Customers. The Employee agrees that during the Employment Term and for a period of twelve (12) months following the termination of his employment hereunder, he will not (except on behalf of or with the prior written consent of the Bank), within the Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Bank’s customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with the Business of the Bank.

5.3	Non-Solicitation of Employees. The Employee agrees that during the Employment Term and for a period of twelve (12) months following the termination of his employment hereunder, he will not, within the Area, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Bank or its affiliates to another person or entity providing products or services that are competitive with the Business of the Bank, whether or not (a) such employee is a full-time employee or a temporary employee of the Bank or its affiliates, (b) such employment is pursuant to a written agreement, and (c) such employment is for a determined period or is at-will.

5.4	Remedy for Breach. The Employee acknowledges that the covenants contained in Sections 4 and 5 of this Agreement (the “Restrictive Covenants”) are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests, and properties of the Bank; and that a violation of any of the provisions of this Agreement, especially the Restrictive Covenants, will cause irreparable damage and loss to the Bank, its successors and assigns. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, any violation shall entitle the Bank or its successors and assigns to an immediate temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Bank and the Employee agree that all remedies available to the Bank or the Employee, as applicable, shall be cumulative.

5.5

Severability. The Restrictive Covenants set forth in this Agreement are independent of any other covenant or provision of this Agreement, and the existence of any claim or cause of action against the Bank or any company affiliated with or related to the Bank, whether predicated on this Agreement, or any other agreement, or otherwise, shall not constitute a defense to the enforcement of these covenants. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with any valid and enforceable under the law or public policy.

5.6	Change of Control Event. Notwithstanding the foregoing, upon the termination of Employee as a result of a Change of Control Event, Employee will not be required to comply with this Section once such Employee leaves the employment of the Company.

6.	MISCELLANEOUS

6.1	Mitigation Not Required. As a condition of any payment hereunder, Employee shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

6.2	Enforcement of this Agreement. After a Change of Control Event has occurred, Employee shall not be required to incur legal fees and expenses associated with the interpretation, enforcement or defense of his rights under this Agreement by litigation or otherwise. If, following a Change of Control Event, the Company fails to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take action to declare this Agreement void or unenforceable or institutes any litigation or proceeding designed to deny or to recover from Employee the benefits provided under this Agreement, Employee shall be entitled to retain counsel of Employee’s choice, at the expense of the Company, to advise and represent Employee in connection with such dispute. This provision is intended to include any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Employee in connection with any of the foregoing, without regard to whether Employee prevails, in whole or in part.

In no event shall Employee be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.

6.3	Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be resolved exclusively by binding arbitration in Starkville, Mississippi (or such other location as may be agreed to by the parties), in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having competent jurisdiction.

6.4	No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Employee provided for in this Agreement.

6.5	Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.6	Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supercedes any prior agreements or understandings, whether written or oral, relating to such subject matter.

6.7	Amendment. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto. Notwithstanding the foregoing, the Company may amend this Agreement, in its discretion, to the extent necessary or appropriate to company with the provisions of Code Section 409A or to ensure that any amount payable to Employee hereunder is not includable in his income until actually distributed in accordance with the terms of this Agreement. The Company shall promptly provide to Employee notice of any such amendment.

6.8	Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state.

6.9	Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier to a telecopier number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Employee: address as specified on signature page of this Agreement.

If to the Company:	Cadence Financial Corporation
301 East Main Street
Starkville, MS 39759
	Attention:	Chief Executive Officer
	Telecopier:	662-324-4748

or to such other addresses as a party may designate by notice to the other party.

6.10	Assignment. This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined, and will inure to the benefit of and be binding upon Employee, his or her heirs, estate, legatees and legal representatives. If payments become payable to Employee’s surviving spouse or other assigns and such person thereafter dies, such payment will revert to Employee’s estate.

6.11	Severability. Each provision of this Agreement is intended to be severable. In the event that anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

6.12	Withholding. The Company (or an Affiliate) may withhold from any payment hereunder any federal, state or local taxes required to be withheld.

6.13	Waiver. The failure of either party to insist in anyone or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

6.14	Tax Limitation. Notwithstanding any provision of this Agreement to the contrary, if payments to Employee under this Agreement and/or any other payment or benefit from the Company or an Affiliate to Employee in connection with a Change of Control Event are subject (or would be subject to if Employee was considered as a “disqualified individual” under Code Section 280G(c)) to the excise tax imposed under Code Section 4999 or any similar excise or penalty tax payable under any United States federal, state, local or other law, such payments or benefits shall be reduced to the extent necessary to avoid the excise tax (or to avoid such tax if Employee was considered as a “disqualified individual”). The determination of whether reduction is required under this Section 6.15 shall be made by the Company’s independent accountants, and, to the extent practicable, Employee shall be entitled to reasonably select the payments or property that will remain payable to him after the application of this Section 6.15. Employee shall be deemed to have forfeited any right to any payment or property that is subject to reduction hereunder, without requirement of further notice or consent.

6.15	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, and successors of the respective parties; provided however, that this Agreement and all its rights may not be assigned by any party except by or with the written consent of the other parties.

6.16	Counterparts. This Agreement may be executed in any number of counterparts, each of which, when bearing original signatures, shall be deemed to be a duplicate original.

IN WITNESS WHEREOF, this Agreement has been executed effective the date stated on the first page.

CADENCE BANK

By:	/s/ Lewis F. Mallory, Jr.
Name:	Lewis F. Mallory, Jr.
Title:	Chairman and CEO

EMPLOYEE

Signature:	/s/ Richard T. Haston
Print name:	Richard T. Haston
Address:	408 Colonial Circle
Starkville, MS 39759